EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 21, 2002 relating to the financial statements and financial statement schedule, which appears in Retek Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
October 30, 2002